OXIGENE ANNOUNCES PROMISING CLINICAL RESULTS FOR LEAD TUMOR VASCULAR
                  TARGETING AGENT, COMBRETASTATIN A4 PRODRUG

           Presentation at American Association for Cancer Research

Boston, MA and Stockholm, Sweden, April 5, 2000 -- OXiGENE, Inc. (Nasdaq: OXGN,
SSE: OXGN) announced at the 91st Annual meeting of the American Association for Cancer Research (AACR), promising preliminary results of its University of Pennsylvania Cancer Center Phase I clinical trial of the Company's lead tumor vascular targeting anti-angiogenic product candidate, Combretastatin A4 Prodrug
(CA4P), currently being evaluated for the treatment of patients with advanced cancer. CA4P, licensed to Bristol-Myers Squibb Company in December of last year, is the first of a new class of anti-cancer therapies that acts by directly reducing tumor blood supply. CA4P is different from angiogenic inhibitors now in clinical development in that it attacks existent tumor vasculature as well as inhibits the formation of new tumor vasculature.

The clinical trial reported on today is the third in a series of three Phase I evaluations conducted to examine the safety and dosing profile of CA4P in patients with advanced solid tumors. This most recent trial highlights the results of 27 evaluable patients with advanced solid tumors. Under the trial protocol, all patients were given CA4P daily for five days, every 21 days. Results show that CA4P was well tolerated at all dose levels up to at least 56 mg/m2. At dose levels above 42 mg/m2, reduction in tumor blood flow was observed through serial MRI measurement, similar for observations seen in the other Phase I clinical trials. In addition, 10 out of 27 patients showed stable disease for 3-8 cycles (1 cycle = 21 days). Two of these patients have shown stable disease for at least 7 cycles.

Preliminary data was previously reported for the first two trials in this evaluation series. Previous preliminary data sets showed that CA4P had an acceptable safety profile and was able to significantly reduce blood to tumors. This result was observed when the drug was given either once a month, as carried out at the Ireland Cancer Center at Case Western Reserve University and University Hospitals of Cleveland, Cleveland, Ohio, or three times a month as carried out at the Cancer Research Campaign, London England.

 "We believe this drug shows promise in treating cancer and we look forward to Phase II clinical investigation," said Peter J. O'Dwyer, M.D., Professor of Medicine at the University of Pennsylvania Cancer Center, Department of Medicine, Division of Hematology/Oncology, Philadelphia, PA, the study's principal investigator. Based on these results, and those of OXiGENE's other two Phase I clinical trials for CA4P, OXiGENE and its development partner, Bristol-Myers Squibb, plan to initiate further clinical trials to advance the commercial development of CA4P.

"Results from this clinical trial show that CA4P can also be safely administered to patients on a daily schedule at a dose which has previously been shown to exert clinical effect," said Bjorn Nordenvall, M.D., Ph.D., Chairman and Chief Executive Officer of OXiGENE, Inc. "Based on these, and other positive clinical data, OXiGENE and Bristol-Myers Squibb will work together in the continued evaluation of this promising drug candidate in an effort to ensure that its therapeutic potential is realized as soon as possible."

OXiGENE is an international biopharmaceutical company developing a diverse portfolio of innovative products to combat cancer and other major diseases. The Company's mission is to develop new therapeutics that will enhance the effectiveness of traditional cancer treatments and to be a world leader in vascular targeting for cancer and other diseases involving aberrant neovasculature. OXiGENE has offices in Stockholm, Sweden and Boston, MA.

Certain statements made in this press release related to ongoing clinical studies, efficacy of the Company's CA4P and the possible commercialization thereof, as well as the possible success of the Company's business and its technology goals are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed in this press release. Factors that may cause such a difference include, but are not limited to, those risks and uncertainties associated with the regulatory approval of the Company's proprietary drugs, and other risks included in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission during the past 12 months.

              Visit OXiGENE's website at: http://www.oxigene.com
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